FOR IMMEDIATE RELEASE

 American Realty Capital Global Trust Announces its Fourth Quarter Acquisitions Activity and Strong 2014 Acquisition Pipeline

$184.9 Million Closed; Portfolio Now Totals 38 Properties

New York, New York, January 6, 2014 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that it closed the acquisition of 29 properties located in eight states, Puerto Rico and the United Kingdom with 953,782 total rentable square feet at an aggregate contract purchase price of $101.6 million (based on the exchange rate at the time of each acquisition, as applicable), exclusive of closing costs, during the fourth quarter of 2013. Including these acquisitions, ARC Global has assembled a portfolio of primarily triple net properties, including 38 properties located in ten states, Puerto Rico and the United Kingdom with 1.4 million total rentable square feet as of December 31, 2013 and an aggregate contract purchase price of $184.9 million (based on the exchange rate at the time of each acquisition, as applicable).

ARC Global also announced that it maintains a strong acquisition pipeline of approximately $175 million of acquisitions under executed purchase and sale agreements and approximately $65 million of acquisitions subject to executed letters of intent, substantially all of which are slated to close in the first quarter of 2014.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global, commented, “We are pleased to have completed a strong close to 2013. In 2014, we look forward to continuing to build a diversified global portfolio of assets in the United States and abroad.”

About ARC Global

ARC Global is a publicly registered, non-traded real estate investment (“REIT”) that intends to elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Amy B. Boyle, CFO
DDCworks	American Realty Capital Global Trust, Inc.
tdefazio@ddcworks.com	aboyle@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)